Exhibit 3.4

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION OF

TROPICANA LAS VEGAS HOTEL AND RESORT, INC.

Tropicana Las Vegas Hotel and Resort, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST: That pursuant to a unanimous written consent of the Board of Directors of the Company dated August 1, 2009, resolutions were duly adopted setting forth a proposed amendment of the Company’s Certificate of Incorporation (the “Certificate of Incorporation”), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration and action by written consent. The resolution setting forth the proposed amendment is as follows:

“RESOLVED FURTHER, that the Certificate of Incorporation of the Company be amended by changing Article 4 thereof so that, as amended, the first paragraph of Article 4 shall read as follows:

“FOURTH: The total number of shares of all classes of stock that this Corporation is authorized to issue is twelve million, two hundred fifty thousand (12,250,000) shares as follows:

(A)  eight million (8,000,000) shares designated as Class A Common Stock, with penny ($0.01) par value per share (“Class A Common Shares”);

(B)  three million, five hundred thousand (3,500,000) shares designated as Class B Common Stock, with penny ($0.01) par value per share (“Class B Common Shares,” and together with the Class A Common Shares, the “Common Shares”); and

(C)  seven hundred fifty thousand (750,000) shares designated as Preferred Stock, with penny ($0.01) par value per share (“Preferred Shares”).”

SECOND: That thereafter, in accordance with Section 228 of the General Corporation Law of the State of Delaware, holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted acted by written consent, dated August 1, 2009, to approve the adoption of that said amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Tropicana Las Vegas Hotel and Resort, Inc. has duly caused this certificate to be signed by Joanne M. Beckett, its Vice-President, General Counsel and Secretary, this 12th day of August, 2009.

TROPICANA LAS VEGAS HOTEL AND CASINO, INC.

/s/ Joanne M. Beckett
By: Joanne M. Beckett
Title: Vice-President, General Counsel and Secretary